EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


The Genlyte Group Incorporated owns 68% of Genlyte Thomas Group LLC. Genlyte Thomas Group LLC has the following subsidiaries:

1.       Canlyte, Inc., a Canadian Corporation
2.       Diaman-Mexo, S.A. De C.V., a Mexican Corporation
3.       Genlyte Thomas Exports Inc., a Barbados Corporation
4.       Lightolier De Mexico, S.A. De C.V., a Mexican Corporation
5.       Lumec, Inc., a Canadian Corporation
6.       Lumec-Schreder, Inc., a Canadian Corporation (50% owned)
7.       Thomas Industries Corporation, a Canadian Corporation
8.       Thomas De Mexico, S.A. De C.V., a Mexican Corporation
9.       Thomas Schreder Co., a U.S. Partnership (50% owned)
10.      Yamada Day-Brite, Ltd., a Japanese Corporation (50% owned)